Certificate of Amendment to

                          Certificate of Incorporation

         This Certificate of Amendment to Certificate of Incorporation is executed by the undersigned duly authorized corporate officers of Infotec, Inc., who, being duly sworn, do hereby certify as follows:

                                   WITNESSETH:

FIRST: That the board of directors of the Corporation, pursuant to a written consent in lieu of directors meeting executed effective as of the 4th day of April, 1995 [as authorized by Section 141(f) of the General Corporation Law of the State of Delaware] and heretofore filed among the records of the Corporation, adopted a resolution proposing and declaring advisable amendments to the Corporation's certificate of incorporation, as follows:

         (a)      Changing the name of the Corporation to:

                           Equity Growth Systems, inc.

         (b) Changing the Corporation's authorized capitalization (it being more than ten days after the Corporation filed the notification required by Securities and Exchange Commission Rule 10b-17 with the National Association of Securities Dealers, Inc.), as follows:

     "The authorized capital of the Corporation shall be divided into shares of capital stock, as follows:

                  (1) The 2,000,000 shares of common stock, $0.001 par value currently authorized, all of which are currently outstanding, shall be reverse split into 200,000 shares, $0.01 par value; and, immediately thereafter;

                  (2)  The   Corporation's   authorized  common  stock  will  be
increased from 200,000 shares, $0.01 par value, to 20,000,000 shares of common stock, $0.01 value; and

                  (3) The Corporation shall be authorized to issue 5,000,000 shares of preferred stock, $0.01 par value, the attributes of which are to be determined by resolution of the Corporation's Board of Directors from time to time, prior to issuance, in conformity with the requirements of Sections 151 of the Delaware General Corporation Law."

SECOND: That in lieu of a meeting and vote of stockholders, the holders of 1,018,106 of the 2,000,000 shares of the Corporation's capital stock outstanding, gave written consent to said amendment, effective as of May 18, 1995, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware; that the stockholders who did not participate in such written consent have been provided with written notice of the actions taken thereby; and, that the written consent has been heretofore filed among the Corporation's records.


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THIRD:  That the aforesaid  amendment  was duly adopted in  accordance  with the applicable provisions of Sections 242, 141(f) and 228 of Title 8 the Delaware Code of 1953, as amended.

FOURTH: That the capital of the Corporation will not be reduced under or by reason of said amendment.


     IN WITNESS WHEREOF, Infotec, Inc., a Delaware corporation, has caused this certificate to be signed by Edward Granville-Smith, its president and secretary, effective as of the 5th day July, 1995.

                                                                   Infotec, Inc.

                                             By:      /s/ Edward Granville-Smith
                                                          Edward Granville-Smith
                                                                       President

[CORPORATE SEAL]

                                     Attest:           /s/ William A. Calvo, III
                                                           William A. Calvo, III
                                                      Acting Assistant Secretary



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